PLEXUS CORP.
SUPPLEMENT DATED JULY 24, 2000
TO PROSPECTUS DATED JULY 3, 2000


This document is a Prospectus Supplement to the Prospectus of Plexus Corp. dated July 3, 2000, relating to the sale of shares of Plexus common stock by certain selling shareholders. This supplement is occasioned by the donation of shares subject to the Registration Statement by one of the selling shareholders to two donees, who will now be additional selling shareholders. This Prospectus supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.



                   ADDITIONAL SELLING SHAREHOLDERS

      Since the date of the Prospectus, one selling shareholder has donated shares of common stock to donees. The donees were not specifically named in the Prospectus. Accordingly, the selling shareholders section of the Prospectus is hereby supplemented to include the donees listed below, with respect to the donated shares.
 However, total number of shares offered by all selling shareholders (including the donor and the donees) remains unchanged because the donees are offering to sell only the donated shares which were eligible for sale under the Prospectus.


                                     Number              Number of
                                     of                  Shares
      Names of Additional            Plexus              Registered
      Selling Shareholders           Shares Beneficially for
                                         Owned           Sale
                                                         Hereby

      Kingdom Life Christian              15,541           15,541
      Church, Inc. (1)

      Grace Baptist Church,               10,000           10,000
      Inc. (1)

      __________________

  (1)   The aggregate of 25,541 shares were donated by James F.
        Hashem, a selling shareholder under the Prospectus. The number of shares owned by James Hashem which are registered for sale is therefore reduced to 102,162.